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                                                                      EXHIBIT 23

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Merrill Lynch & Co., Inc.

We hereby consent to the use in this Form 11-K Annual Report of our report dated June 16, 1999 (relating to the financial statements of the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan) appearing in Item(a) of such Form 11-K.

New York, New York
June 25, 1999